EXHIBIT 23.1

             REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Micromuse Inc.:

The audits referred to in our report dated October 20, 2000, except as to Note 10, which is as of December 5, 2000, included the related financial statement schedule as of September 30, 2000, and for each of the years in the three-year period ended September 30, 2000, included in the annual report on Form 10-K of Micromuse Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements No. 333-48036 and No. 333-36352 on Form S-3 and the registration statements No. 333-46649 and No. 333-91119 on Form S-8 of Micromuse Inc. and subsidiaries of our reports dated October 20, 2000, except as to Note 10, which is as of December 5, 2000, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 2000, and related schedule, which reports appear in the September 30, 2000, annual report on Form 10-K of Micromuse Inc.


KPMG LLP
Mountain View, California
December 28, 2000